Exhibit 10.57
                                                                         Summary


                                 Loan Agreement

Summary of Loan Agreement by and among Shenzhen Tongli Hi-tech Co., Ltd ("the Obligor"), Shenzhen Nanshan Branch of Guangdong Development Bank ("the Creditor") and Shenzhen BAK Battery Co., Ltd. (" the Company ") dated January 11th, 2006.

Summary of the main articles:
>>   Contract No.: 10208106002
>>   Loan Amount (RMB): 5 million yuan
>>   Contract Term: January 11th, 2006--January 11th, 2007
>>   Interest rate: fixed annual rate of 6.138%
>>   Purpose of the loan: to provide working capital for the Obligor
>> Guaranty Clause: the Company undertakes to provide joint and several liabilities for the indebtedness of the Obligor.
>> Liabilities of Breach of Contract Breach of contract penalty; withdrawal of loan, prepayment of principal and interest before maturity, attachment of assets; imposition of compound interest; lawyer's fee and travel cost in case of litigation due to the Obligor 's breach of contract etc.

Summary of the articles omitted
>>    Loan Amount and Term
>>    Interest Rate of the loan
>>    Purpose of the loan
>>    Method and Plan of the drawing of the loan
>>    Conditions of the drawing of the loan
>>    Sources of Repayment
>>    Method of Repayment
>>    Guaranty
>>    Rights and obligations of the Creditor
>>    Rights and obligations of the Obligor
>>    Liabilities of Breach of Contract
>>    Effectiveness, modification and termination of the Contract
>>    Notarization
>>    Applicable laws and Dispute settlement
>>    Special Representation of the Obligor and the Guarantor
>>    Supplemental Article
>>    Special Notes of the Creditor
>>    Miscellaneous